Exhibit 10.32

                              AMNET MORTGAGE, INC.
                   EXECUTIVE OFFICER ANNUAL CASH BONUS PROGRAM

                               Performance Period
                       January 1, 2005 - December 31, 2005

                     Approved by the Compensation Committee
                          of the Board of Directors on
                                 March 31, 2005


Purpose: The goal of the program is to provide an annual incentive to the company's executive officers to maximize the company's financial performance and achieve specified strategic and individual goals in 2005.

Summary Description: The program sets a financial performance goal for the one year performance period based on the Company's target income before income taxes. In addition, other financial and or operating goals are set for each participant.

Program Participants: The executive officers of the company will participate in the program.

Performance Measurements and Awards: The performance measurements and the method of calculating awards are set forth on Exhibit A hereto. The awards will be based on the combination of financial goals for the company and other individual goals. The weighting of these goals will differ by position. If target goals are met, each officer may receive a bonus equal to 80% to 90% of base salary, depending on the individual's title. If the goals are exceeded, they may receive up to a maximum of 120% to 135% of their base salary. If the target goals are not met, bonuses shall be reduced or may not be awarded.

Effective Time of the Awards: All awards will be subject to final approval by the Compensation Committee. The Committee shall determine the final awards promptly following the completion of the annual audit of the company's financial statements for 2005 but in all events within 2.5 months after the end of the year. The Compensation Committee retains the discretion to reduce or increase the awards for participants and may, in its sole discretion, exclude from the financial calculations any extraordinary items under GAAP for the purposes of this program.

Effect of Termination: In the event of a change of control or if a participant's employment terminates for any reason, a bonus award shall be paid as set forth in the participant's Executive Employment Agreement as in effect on the date of such event.




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